Exhibit 5.5

HellerEhrman

ATTORNEYS

September 25, 2003

Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, British Columbia
Canada V6A 1B6

Re: Angiotech Pharmaceuticals, Inc. Registration Statement on Form F-10 (No. 333-108920)

Ladies and Gentlemen:

        We have acted as United States counsel to Angiotech Pharmaceuticals, Inc. (the "Company") in connection with the filing of a registration statement on Form F-10, as amended (the "Registration Statement"), with the Securities and Exchange Commission for the registration of the Company's common shares.

        In connection with that registration, we consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

Very truly yours,
/s/ Heller Ehrman White & McAuliffe LLP